Exhibit 99.1

MSGI Security Solutions Expands Wireless Product Offerings Through Significant Minority Investment in Current Technology Corporation’s Proprietary GPS Asset Tracking Platform. Funding Provided Through Above Market Series H Preferred Investment in MSGI.

NEW YORK, NY - January 11, 2008 - MSGI Security Solutions Inc. (OTCBB: MSGI) “MSGI” today announced an expansion of its mission critical wireless product offerings by taking a significant minority investment in Current Technology Corporation (OTCBB: CRTCF). Current Technology recently entered into a binding agreement to acquire a 51% stake in Celevoke, Inc., developers of a proprietary GPS asset-tracking platform hosting a variety of marquee clients including General Electric, Travelers Group, CrimeStopper, News Corp., Tracell and many others. Development under the Current Technology/Celevoke agreement is expected to commence February 1, 2008.

MSGI acquired 25 million shares of common stock of Current Technology at $0.10 per share and warrants to acquire 25 million additional shares at $0.15 per share. Current Technology had 103,892,023 shares issued and outstanding as of January 1, 2008. As part of the strategic investment, Current Technology has agreed to outsource 25% of its GPS Asset-tracking business to MSGI effective immediately for a period of three years. MSGI will also be granted by Celevoke a non-exclusive worldwide license and an exclusive license in the US intelligence, military and commercial security sectors. MSGI is entitled to appoint one member on the Current Technology Board of Directors.

Celevoke is poised to become a market leader in the projected $38.3 billion (by 2011) global market for Telematics (according to ABI Research), which is the integrated use of telecommunications and informatics. More specifically, it is the science of sending, receiving and storing information wirelessly via telecommunication devices. Celevoke has integrated Telematics and Global Positioning Systems (GPS) with sensing technology. This proprietary suite of software products enables users to remotely monitor, track, control and protect a wide variety of asset classes. Examples include people, automobiles and trucks, shipping containers and covert vehicles used for law enforcement and intelligence gathering. In 2005, Celevoke acquired the assets of San Francisco based Televoke, Inc.; a telematics pioneer backed by Softbank Venture Capital, Cardinal Venture Capital, W.I. Harper Group and others, representing more than $15 million in funding. These assets provided the foundation for Celovoke’s development of patented technology utilized today by Celevoke’s many clients.

On January 10, 2008, MSGI closed a Series H Preferred Stock and Warrant financing raising a gross amount of $5 million, of which $2 million was received by MSGI and $3 million was deposited with a large commercial bank as collateral for a letter of credit issued for the benefit of MSGI in support of the put option. The shares of preferred stock were sold at $1.00 per share with 100% warrant coverage exercisable at $2.50 per share. The preferred instrument grants investors a put option to sell shares of Common Stock back to MSGI following the six month anniversary of the Closing Date, however, MSGI may provide investors with notice to terminate the put when MSGI common stock is trading at certain minimum levels. For example, if MSGI’s stock is trading at $2.00 per share for any twenty consecutive trading days during the period between the six-month and one year anniversary of the Closing Date, MSGI may provide a put termination notice to investors. The preferred instrument does not pay dividends. This Preferred financing amends and entirely replaces the warrant instruments, which were reported on Form 8-K on January 10, 2007. Midtown Partners acted as the exclusive agent on the financing.

Jeremy Barbera CEO of MSGI said, “We have been developing proprietary wireless solutions for real-time protection since entering the homeland security sector several years ago and find the Current Technology/Celevoke team to be a remarkable strategic extension of our business. MSGI is about the mitigation of risk - the effort to reduce loss of life and property by lessening the impact of disasters or preventing them entirely. We expect this transaction to be both revenue and margin enhancing. The company plans to review guidance and establish improved estimates for 2008 based on the expectations derived from our new venture.”

Chuck Allen, CEO of Celevoke commented, “Speaking as a veteran of the telematics and GPS industry with more than a decade of pioneering experience, I am very pleased to lead this exciting new partnership between Celevoke, Current Technology and MSGI. I believe the timing is perfect. After years of steady growth, our industry has reached an inflection point and future growth should be geometric.”

Current Technology CEO Robert Kramer stated, “I believe this new partnership will prove to be highly synergistic. MSGI brings deep institutional knowledge and significant high-level industry contacts worldwide. Celevoke’s CEO is a visionary, with the ability to lead the company to new heights. As demonstrated by our proposal to move the company’s domicile from Canada to the United States, Current Technology is totally committed to Celevoke’s future success.”

About MSGI Security Solutions, Inc.
MSGI Security Solutions, Inc. is a leading international provider of proprietary security solutions to commercial and government organizations. MSGI is developing a combination of innovative emerging businesses that leverage information and technology with a focus on encryption technologies for actionable surveillance and intelligence monitoring. The Company is headquartered in New York City where it serves the needs of counter-terrorism, public safety, and law enforcement in the United States, Europe, the Middle East and Asia. More information on MSGI is available on the company's website at www.msgisecurity.com

The disclosure about the foregoing financing does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company. The offer and sale of such securities have not been registered under the Securities Act of 1933, and such securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels and other factors could cause actual results to differ materially from the Company's expectations.